LORD ABBETT SECURITIES TRUST

Item 77I: Terms of new or amended securities

AMENDMENT TO REGISTRANT'S DECLARATION AND AGREEMENT OF TRUST

An Amendment to the Declaration and Agreement of Trust dated October 20, 2005 for the Lord Abbett Securities Trust is hereby incorporated by reference to the Post-Effective Amendment No. 50 to the Trust's Registration Statement filed on December 20, 2005. The Amendment established a new series of the Trust designated "Lord Abbett Value Opportunities Fund" with the following classes of shares: Class A, Class B, Class C, Class P and Class Y.